Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) dated as of the 4th day of May, 2006 (the “Effective Date”), is by and between CryoLife, Inc., a Florida corporation (“CryoLife”) and D. Ashley Lee (the “Employee”).

WITNESSETH:

WHEREAS, CryoLife and Employee are party to an Employment Agreement dated September 5, 2005 (the “Agreement”) which they desire to amend in certain particulars.

NOW, THEREFORE, in consideration of the premises, employee’s continued employment by CryoLife, the promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement by removing Exhibit A to the Agreement in its entirety and replacing it with the Exhibit A attached to this Amendment.

IN WITNESS WHEREOF, the Employee has hereunder set the Employee’s hand and, pursuant to the authorization from its Board, CryoLife has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

D. Ashley Lee

CRYOLIFE, INC.

By:
Steven G. Anderson
Chairman, President and CEO

Exhibit A

Duties and Responsibilities of D. Ashley Lee:

All duties of Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer and duties not inconsistent with such duties that are assigned by the President.

Compensation:

Salary of $340,000 and bonus set by the Compensation Committee.  Salary & Bonus subject to yearly review by the Compensation Committee of the Board of Directors.

Options:

Long-term incentive options under the 2004 Employee Stock Incentive Plan (the “Plan”) to purchase 250,000 shares of CryoLife’s common stock to be granted to Employee on May 4,  2006. The options will be governed by the Plan and a separate option or option grant agreement (either, the “Option Agreement”). The Option Agreement will provide in part that the options will become exercisable subject to Employee remaining continuously employed by CryoLife as follows: 50,000 shares will become subject to exercise on the first anniversary of the option grant and 50,000 more shares will become subject to exercise on each subsequent anniversary thereof until all 250,000 shares (100% of the option) is subject  to exercise (on the fifth anniversary, assuming continuous employment). The option will have a term of 66 months but the option may terminate earlier as stated in the option document. The right to exercise  will accelerate for all shares subject to the Option Agreement if, during the Employment Period and during Employee’s continuous employment, (i) CryoLife terminates the Employee’s employment other than for Cause, Death or Disability, or (ii) Employee becomes entitled to receive a Retention Payment  under Section 4.

Vacation and Employee Benefits:

See attached CryoLife vacation plan, standard CryoLife medical plan and contributory

401K plan.

CryoLife Business:

The development, marketing, sale and distribution of tissue preservation services and biomedical and medical products including cardiac, vascular or orthopedic tissue processing business and biological glues.